Exhibit 99.1

Anika Therapeutics Appoints Dr. Glenn Larsen to its Board of Directors

BEDFORD, Mass.--(BUSINESS WIRE)--February 19, 2015--Anika Therapeutics, Inc. (Nasdaq: ANIK) today announced that it has appointed Glenn R. Larsen, Ph.D., as a new independent member of its Board of Directors. Dr. Larsen has extensive experience in the discovery, research and development of biologics, small molecule therapeutics and drug delivery medical devices for diverse clinical indications. Anika’s Board of Directors has voted to nominate Dr. Larsen for election by the stockholders at the 2015 Annual Meeting.

“Glenn Larsen’s more than 30 years of scientific and executive management experience in pharmaceutical, biotech, orthopedics and regenerative medicine will be a valuable asset to Anika and its board,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “We are excited to welcome Glenn to the board and look forward to benefiting from his strong technical expertise as well as his business insight going forward.”

Dr. Larsen, age 60, is Chief Executive Officer of Aquinnah Pharmaceuticals, Inc., a pharmaceutical company focused on the development of treatments for neurodegenerative diseases, which he co-founded in February 2014. He also is a co-founder and Chairman of the Board of Directors of 180 Therapeutics L.P., a clinical stage drug delivery and development company founded in 2013. He previously served as Chief Scientific Officer and Executive Vice President of Research and Development at SpringLeaf Therapeutics, Inc., a producer of drug delivery devices, and at Hydra Biosciences, Inc., a biopharmaceutical company, as Chief Operating Officer, Executive Vice President of Development, and a member of its board of directors. During his prior employment at Wyeth/Genetics Institute, Dr. Larsen served in various research and development leadership positions, including directing Wyeth’s second largest therapeutic area as Vice President Musculoskeletal Sciences. Dr. Larsen received his Ph.D. in Biochemistry from Stony Brook University.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika's products range from orthopedic/joint health solutions led by Orthovisc® and Monovisc®, treatments for osteoarthritis of the knee, to surgical aids in the anti-adhesion and ophthalmic fields. The Company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika's Italian subsidiary, Anika Therapeutics S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in areas such as advanced wound treatment and ear, nose and throat care. Its regenerative technology advances Anika's vision to offer therapeutic products and medical solutions that go beyond pain relief to protect and restore damaged tissue.

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., President and CEO, 781-457-9000
or
Sylvia Cheung, CFO, 781-457-9000